Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Arkansas Lime Company, an Arkansas Corporation
Colorado Lime Company, a Colorado Corporation
Texas Lime Company, a Texas Corporation
U.S. Lime Company, a Texas Corporation
U.S. Lime Company — Shreveport, a Louisiana Corporation
U.S. Lime Company — St. Clair, a Delaware Corporation
U.S. Lime Company — Transportation, a Texas Corporation
U.S. Lime Company — O & G, LLC, a Texas LLC
ACT Holdings, Inc., a Texas Corporation